SUN BANCORP, INC.
226 Landis Avenue
Vineland, New Jersey 08360

December 5, 2007

Mr. Thomas X. Geisel
25 Newell Court
Menands, New York   12204

Dear Tom:

On behalf of the Board of Directors of Sun National Bank ("Bank") and Sun Bancorp, Inc.  (the “Company”), I am pleased to offer you this opportunity to serve as the President and Chief Executive Officer of the Bank and the Company. The details of this offer are summarized below:

1.   Position.  You will serve in a full-time capacity as the President and Chief Executive Officer of the Bank and of the Company. You will report directly to the Chairman of the Board of the Bank and the Company. By signing this letter agreement, you represent and warrant to the Bank and the Company as a condition of our offer that as of your first day of employment you will be under no contractual commitments or limitations inconsistent with your obligations as an employee and officer of the Company and the Bank.

2.   Salary.  You will be paid an initial salary by the Bank at the annual rate of $500,000, payable not less frequently than in monthly installments in accordance with the Bank's standard payroll practices for salaried employees.

3.   Sign-On Bonus.  We will pay you a sign-on bonus in the amount of $250,000 payable as of
March 10, 2008 as an employee of the Bank at such time.

4.   Stock Options.  Upon your commencement of employment, you will be granted a stock option to purchase 185,000 shares of the Company’s common stock at an exercise price equal to the last reported sale price of such Company common stock determined at the close of trading on your first date of employment (“Initial Option Award”).  Separately, you will receive a Stock Option Award Agreement detailing the terms of such award consistent with the Company's 2004 Stock-Based Incentive Plan (“Stock Plan”). Such options will be first earned and exercisable at the rate of 25% on the second anniversary of your employment commencement date, and 25% annually thereafter,  provided that you are still employed by the Company at such time.  The maximum permissible number of options in each vesting sequence will be deemed "incentive stock options" and the remainder of such options in each vesting sequence will not be deemed "incentive stock options." Such options will be immediately exercisable upon a "change in control" of the Company (as defined in accordance with the Company’s Stock Plan). In the event of death or disability prior to the next vesting event, a pro rata portion of such awards that would have vested at the next vesting event shall vest upon such death or disability.  For example, if 25% of the time has passed until the next vesting event, then upon death or disability, 25% of such awards that would have vested at the next vesting event shall vest upon death or disability. If your employment is involuntarily terminated by the Company within the first two years of employment (absent termination for “cause”), you will nevertheless be 25% vested in the Initial Option Award.  In addition, beginning in January 2009 (or as soon as possible following the completion of the Company’s fiscal year and its annual audit), you will be eligible to receive the first of five (5) annual awards of stock options to purchase additional shares of Company common stock at an exercise price equal to the last reported sale price determined at the close of trading on the date of grant of such options.   The number of such options subject to each annual award of options shall be determined based upon the Company’s attainment of annually agreed upon financial targets (based upon earnings per share), provided that you remain employed by the Company and the Bank as of the date of determination of achieving such performance.  For example, upon attainment of 100% of the Company’s agreed upon financial targets, you will receive an additional award of 25,000 stock options; attainment of 110% of the approved financial targets will result in an award of 33,333  stock options; attainment of 90% of the approved financial targets will result in an award of 20,000 stock options.  The attached chart also details the award determination upon attainment of 105% and 95% of the approved financial targets. Attainment of Company performance below 90% of the approved financial targets may result in an award of stock options determined within the discretion of the Compensation Committee.  Such annual awards will be 100% earned and exercisable as of the third anniversary of the date of grant,  provided that you are still employed by the Company at such time, and such options will be immediately earned and exercisable upon a "change in control" of the Company.  Upon termination of employment with the Company (unrelated to a Change in Control transaction), any Options that are then exercisable shall cease being exercisable not later than one year after the date of termination of employment; provided that such exercisability will cease upon the Executive commencing an employment, directorship, advisory or consulting relationship with a financial  services enterprise (including but not limited to a savings and loan association, bank,  credit union, or insurance company) whereby the Executive will have a work location within 25 miles of any office of the Company, the Bank, or any subsidiary of such entities existing as of the date of such termination of employment..  Upon Disability, all unvested options shall become immediately exercisable and remain exercisable for one year thereafter; Upon death, all unvested options shall become immediately exercisable and remain exercisable for the remaining term of such options;  Upon a change in control of the Company, all unvested options shall become immediately exercisable and remain exercisable for  the remaining term of such options.

5.   Restricted Stock Awards.  Upon your commencement of employment, you will be granted a restricted stock award with a value of $500,000, with the number of shares subject to such award calculated based upon the last reported sale price of the Company’s common stock determined at the close of trading on your first date of employment (“Initial Stock Award”).  Separately, you will receive a Restricted Stock Award Agreement detailing the terms of such award consistent with the Company's Stock Plan.   Such shares of Company stock will be first earned and non-forfeitable at the rate of 25% on the second anniversary of your employment commencement date, and 25% annually thereafter, provided that you are still employed by the Company at such time.  Such restricted stock awards will be immediately earned and non-forfeitable upon a "change in control" of the Company. In the event of death or disability prior to the next vesting event, a pro rata portion of such awards that would have vested at the next vesting event shall vest upon such death or disability.  For example, if 25% of the time has passed until the next vesting event, then upon death or disability, 25% of such awards that would have vested at the next vesting event shall vest upon death or disability. If your employment is involuntarily terminated by the Company within the first two years of employment (absent termination for “cause”), you will nevertheless be 25% vested in the Initial Stock Award. In addition, beginning in January 2009 (or as soon as possible following the completion of the Company’s fiscal year and its annual audit), you will be eligible to receive the first of five (5) annual awards of restricted stock.   The number of such stock awards subject to each annual award of restricted stock shall be determined based upon the Company’s attainment of annually agreed upon financial targets, provided that you remain employed by the Company and the Bank as of the date of determination of achieving such performance.  For example, upon attainment of 100% of the Company’s agreed upon financial targets, you will receive an award of 5,000 shares of restricted stock; attainment of 110% of the approved financial targets will result in an award of 6,667 shares of restricted stock; attainment of 90% of the approved financial targets will result in an award of 4,000 shares of restricted stock.  The attached chart also details the award determination upon attainment of 105% and 95% of the approved financial targets. Attainment of Company performance below 90% of the approved financial targets may result in an award of restricted stock determined within the discretion of the Compensation Committee. Such annual awards will be 100% earned and non-forfeitable as of the third anniversary of the date of grant of each such award, provided that you are still employed by the Company at such time, and such awards will be immediately 100% earned upon a "change in control" of the Company.

6.   Period of Employment.  Your employment with the Company and the Bank will be “at will,” meaning that either you, or the Company or the Bank will be entitled to terminate your employment at any time and for any reason, with or without cause.  Any contrary representations which may have been made to you are superseded by this offer.  This is the full and complete agreement between you and the Company and the Bank on this matter.  Although your job duties, title, compensation and benefits, as well as the Company’s and the Bank's  personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed by an express written agreement signed by you and the Chairman of the Board of the Company.

7.   Performance Bonus Plan.  As we have discussed, the Compensation Committee of the Board has developed a performance bonus plan.  Such plan will provide for a payment of a cash bonus to you calculated as a percentage of your base salary and dependent upon the Company’s attainment of annually agreed upon financial targets, provided that you remain employed as by the Company and the Bank through the payment date of such bonus.  For example, upon attainment of 100% of the Company’s agreed upon financial targets, you will receive a bonus of 70% of base salary; attainment of 110% of the approved financial targets will result in a bonus of 100% of base salary; attainment of 105% of the approved financial targets will result in a bonus of 80% of base salary; attainment of 95% of the approved financial targets will result in a bonus of 65% of salary; attainment of 90% of the approved financial targets will result in a bonus of 60% of salary.   Attainment of Company performance below 90% of the approved financial targets may result in a bonus payment determined within the discretion of the Compensation Committee; attainment of Company performance above 110% of the approved financial targets may result in an additional bonus payment (in addition to a bonus of 100% of base salary) determined within the discretion of the Compensation Committee.  Such bonus will be paid to you on or before March 15 following the completion of the Company’s fiscal year and its annual audit.

8.   Other Perks.  We are pleased to offer you the following additional benefits:

a) We will assume the lease payments for your current business-use automobile,and reimburse you for expenses related to its operations, including gas,repairs and insurance.

b) Enrollment in medical/dental program and all other Company sponsoredbenefit plans available to our employees (including our 401K plan with amatching contribution of 50% of the employee deferral up to 6% of pay withthe match paid in Company stock.).

c) Company sponsored term life insurance (currently equal to two timesyour annual base salary to a maximum death benefit of $900,000).

d) Company paid annual membership dues in a local Country Club to a maximum of $12,000 per year.  Payment of a reasonable initiation fees, subject to approval by the Chairman, and that any future refund or repayment of such fee will be paid back to the Company, when applicable.

e) A Company stock purchase plan permitting employees to make an annual investment of up to $25,000 in Company stock with a 5% discount frommarket value on the purchase price.

9.   Board Seats.  Following commencement of employment, the Board of the Bank and the Company will appoint you as a member of each Board of Directors.

10. Severance Protection.  Separately, we will enter into a Severance Agreement between you and the Company and you and the Bank ("Severance Agreement").  Such Severance Agreement will provide that if your employment is terminated involuntarily (absent "cause") within the first year of employment, you will be paid a severance payment equal to 24 months of base salary plus bonus, with the bonus amount calculated as 70% of such base salary (assumes a bonus calculated on 100% of Target performance).  In turn, you will agree not to compete with the business of the Bank and the Company for a period of fifteen (15) months following your date of termination of employment within 25 miles of any Bank branch office.  After one year of employment, but less than three years, such severance payment amount will be equal to 21 months of base salary plus bonus, and will be calculated based upon the average base salary plus the average bonus paid for such prior two year period.  After three years of employment, such severance payment amount will be equal to 18 months of base salary plus bonus, and will be calculated based upon the average base salary plus the average bonus paid for such prior three year period.  Also, as will be detailed more fully in the Severance Agreement, upon termination of employment following a change in control transaction, you will receive a severance benefit equal to 2.99 times your five year average annualized taxable compensation calculated in accordance with Section 280G of the Internal Revenue Code of 1986, as amended (and comparable to the change in control benefits payable to other senior officers of the Company).

11. Relocation Assistance.  To assist you in the relocation of you and your family, the Bank will directly pay for the following:

a) The realtor commission on the sale of your current house.  Please exclude the Company and the Bank from payment of a real estate commission under any broker listing agreements that you sign.  We will reserve the right to purchase your home at 94% of the average of two current market appraisals.

b) Customary closing costs on the purchase of your new home (excluding any interest buy-down points on the purchase of a new home).

c) Customary closing costs on the sale of your current home (excluding any “points” paid by the seller on the sale of the home).

d) The reasonable moving expenses associated with your household goods packing and relocation. Please provide us with three (3) written estimates.

e) Temporary housing expenses associated with your relocation anticipated to be for a period not to exceed four (4) months.

f) Reimbursement for your periodic travel expense to and from your current home while living in temporary housing.

g) If you relocate your family to New Jersey but find yourself also paying the costs of a home in Albany, New York, pending its sale, we will assist with the monthly carrying costs of the New York home through reimbursement of real estate taxes, utilities, homeowner’s insurance and mortgage interest expense for a period of up to nine months. Also, the Bank will assist you by providing a “bridge” loan (subject to the limitations under Regulation ‘O’) as may be necessary to assist you in the purchase of a new home before the sale of your current home.  Also, we will reimburse you for any interest charges related to this bridge loan from Sun National Bank or any third party lender (related to interest charges applicable to up to $250,000 of loan principal) pending the sale of your current home for a period of up to nine months.

12. Amendment and Governing Law.  This letter agreement may not be amended or modified except by an express written agreement signed by you and a duly authorized officer of the Company.  The terms of this letter agreement and the resolution of any disputes will be governed by New Jersey law.

13. Contingencies.  This offer of employment is subject to our receipt of satisfactory results regarding customary pre-employment drug screen testing, a criminal background review and a financial credit review, and final approval of this offer by the Board of Directors of the Company and the Bank.

We hope that you find the foregoing offer of employment in accordance with our discussions and understandings. You may indicate your acceptance of these terms and our offer by signing and dating the enclosed duplicate original of this letter and returning it to me. Please note that the terms of this offer will be the subject of public disclosure at a time and in a manner determined by the Company.

We look forward to having you join our management team as soon as possible.   If you have any questions, please call me directly at (856)794-4727.

Very truly yours,

/s/ Sidney R. Brown
Sidney R. Brown
Vice Chairman, Treasurer and Secretary

Attachment:
Chart related to Annual Performance
and related Bonus, Option and Stock Awards.

I have read and accept this offer of employment on the terms detailed herein.  My anticipated starting date will be January 7, 2008.

/s/ Thomas  X. Geisel
Mr. Thomas X. Geisel

Dated: December 5, 2007